EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of this 19th day of June, 2006 between Ronald E. Huff, a resident of the state of Ohio ("Employee") and Aurora Oil & Gas Corporation, a Utah corporation, with principal offices in Traverse City, Michigan (the "Company").

         For and in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

         1. Employment. The Company employs the Employee to serve as Chief Financial Officer and Treasurer of the Company. Employee accepts this employment upon the terms and conditions provided in this Agreement.

         2. Term. Employee's employment with the Company shall commence effective as of June 19, 2006, and if not otherwise earlier terminated, this Agreement shall terminate effective close of business on June 18, 2008 ("Employment Term"). Employee's employment with the Company may be terminated by the Company at any time prior to June 18, 2008 for Just Cause and will terminate automatically upon Employee's death or Disability. Termination for Just Cause shall be effective as of the date specified by the Chief Executive Officer.

         3. Best Efforts. During the Employment Term, Employee agrees to devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. Employee will, to the best of his ability and in a diligent, trustworthy and business like manner, work in good faith and perform such duties as may be assigned to Employee by the Chief Executive Officer, Board of Directors and Audit Committee of the Company.

         4. Compensation.

            (a) Salary. The Company will pay Employee an annualized salary of $200,000 per year, prorated for the actual dates of service, and payable in monthly installments. This salary shall be paid in accordance with the Company's general payroll practices, and is subject to customary withholding.

            (b) Stock Bonus. Provided that Employee continues to serve as an Employee of the Company through June 18, 2008, on January 1, 2009, the Company shall award to Employee a grant of 500,000 shares of the common stock of the Company pursuant to the Company's 2006 Stock Incentive Plan. Employee shall not be required to pay any purchase price for the shares granted to him under this
Section 4(b). If Employee's employment with the Company is terminated prior to June 18, 2008 for one of the following reasons, Employee will nonetheless be entitled to receive the stock grant within 60 days of the specified event giving rise to such acceleration of vesting in the stock grant, in the amount specified:

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               (i) If Employee is terminated by the Company without "Just Cause"
- the full 500,000 shares;

               (ii) In the event of the death of Employee - a prorated portion of the grant with 20,833 shares awarded for each month of service under this Agreement;

               (iii) In the event of the Disability of Employee - a prorated portion of the grant with 20,833 shares awarded for each month of service under this Agreement; or

               (iv) If Employee is terminated by the Company or chooses to resign in connection with or after a Change of Control - the full 500,000 shares.

         Employee acknowledges and agrees that Employee is responsible for the payment of all taxes associated with the stock grant described above, and all of the tax withholding provisions of Section 10.05 of the 2006 Stock Incentive Plan shall apply to the stock grant.

            (c) Forfeit of Option. Employee and the Company agree that the option to purchase 200,000 shares of the Company's common stock that was issued to Employee on May 19, 2006 is hereby terminated.

            (d) No Additional Compensation. Employee acknowledges that he will not be eligible to participate in any annual bonus plan that may be adopted by the Company; nor will he be eligible for any additional long-term incentive award during the Employment Term.

         5. Supplies and Equipment. The Company will provide the facilities, equipment and supplies which in its sole judgment, are necessary for Employee to perform his duties. The Company retains ownership over said facilities, equipment and supplies, and reserves the right to determine their use and/or disposition at all times.

         6. Work Location. Employee will be provided an office at the Company's Traverse City, Michigan executive office building. However, both parties understand and agree that Employee may work remotely from time to time, and Employer will make available to Employee sufficient technology to permit such remote work.

         7. Expense Reimbursements. Employee shall be entitled to reimbursement of business expenses consistent with the Company's standard expense reimbursement policy. For point of clarification, expenses incurred by Employee with respect to housing and travel and transportation from his permanent home to the Company's executive offices will not be eligible for reimbursement.

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         8. Benefit Plans. Employee will be eligible for and participate in all of the Company's employee benefit programs for which executive employees of the Company are generally eligible, including health insurance and 401(k) plan participation.

         9. Vacation and Personal Leave. Employee will be entitled to vacation and personal leave, in accordance with the Company's existing policies.

         10. Compliance with Company Policies. Employee shall at all times be subject to and fully comply with all Company policy statements, including those provided in the Company's Employee Handbook, except those policies that are inconsistent with the explicit provisions of this Agreement.

         11. Company Confidential Information. It is agreed that during the course of Employee's employment with the Company, Employee will have access to confidential information of the Company which is highly secretive and confidential, has potentially great value to anyone possessing it, and cannot be acquired or duplicated without great difficulty and expense, if at all. Therefore, it is agreed that all confidential information of the Company to which Employee has access shall constitute trade secrets. Employee agrees that he shall not disclose to any person, other than as directed or authorized by the Company, any confidential information of the Company.

         12. Service on Board of Directors. The parties agree that Employee will continue to serve on the Company's Board of Directors, but has resigned his position on the Company's Audit Committee effective June 18, 2006. Employee acknowledges that he will lose his status as an independent director by virtue of this Agreement, and that he will therefore be ineligible to serve on the Audit Committee.

         13. General.

            (a) Definitions. In this Agreement, the following terms have the meanings provided below:

               (i) "Just Cause" means termination for the following reasons:

                  (A) Employee's commission of a felony or the commission of any other act or conscious omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its business affairs, it being intended by the parties that this clause shall apply upon criminal charges being brought against the Employee, whether or not the Employee has been convicted of the felony or other act;

                  (B) Conduct tending to bring the Company into substantial public disgrace or disrepute;

                  (C) Material violation of any rule, regulation or policy of the Company which is not cured within 30 days after written notice thereof is provided to Employee;

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                  (D) Substantial and repeated failure to perform duties as
reasonably directed by the Chief Executive Officer or the Audit Committee which is not cured within 30 days after written notice thereof is provided to Employee;

                  (E) Gross negligence or willful misconduct by the Employee with respect to the Company which is not cured within 30 days after written notice thereof is provided to the Employee;

                  (F) Any other material breach of this Agreement by Employee that is not cured within 30 days after written notice thereof is provided to Employee; or

                  (G) Breach of fiduciary duty involving personal profit to Employee.

               (ii) "Disability" means:

                  (A) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

                  (B) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months after an accident and health plan covering employees of the Company.

               (iii) "Change of Control" means:

                  (A) A merger or consolidation of the Company into and with another entity, other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring entity;

                  (B) A sale, lease, transfer or other disposition of all or substantially all of the assets of the Company;

                  (C) The acquisition of over 50% of the outstanding shares of the Company by one or more new shareholders acting in concert as a group; or

                  (D) The election of four or more new directors at any annual or special meeting of the shareholders.

            (b) Benefit. This Agreement shall bind and inure to the benefit of the parties and their heirs, personal representatives, successors and assigns.

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            (c) Amendment. This Agreement may not be amended except by a written agreement signed by both parties.

            (d) Governing Law. This Agreement shall be governed by and construed in accordance with Michigan law, without giving effect to choice of law principles. The parties waive any objection based on forum non conveniens and any objection to venue of any action instituted under this Agreement in Grand Traverse County, Michigan.

            (e) Counterparts, Signatures. This Agreement may be executed in counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory.

            (f) Waiver. The waiver of any breach of this Agreement or the failure to enforce any term or condition of this Agreement shall not operate as a waiver of any other breach of this Agreement or constitute a waiver or release of any other rights, in law or at equity, or claims that any party may have against any other party for anything arising out of, connected with, or based upon this Agreement. No waiver shall be enforceable against any party unless set forth in writing and signed by that party.

            (g) Severability. If any provision of this Agreement is held to be unenforceable, that provision shall be deemed deleted, but will not affect the validity of any other provisions of this Agreement, which shall be enforceable as written.

            (h) Entire Agreement. This Agreement, and the Company's Employee Handbook and policies, as amended, constitute the complete and exclusive statement of the agreements between the parties as to Employee's employment with the Company and supersede any prior negotiation, representation, correspondence, understanding and agreement between the parties relating to the matters addressed in this Agreement.

         IN WITNESS OF THIS AGREEMENT, the parties have executed this Employment Agreement below.

                            AURORA OIL & GAS CORPORATION

                            By: /s/ William W. Deneau
                               -----------------------------------------
                               William W. Deneau, President

                             /s/ Ronald E. Huff
                            --------------------------------------------
                            Ronald E. Huff